                                    SECURITIES AND EXCHANGE COMMISSION
                                           Washington, D.C. 20549

                                               SCHEDULE 13D


                            Under the Securities Exchange Act of 1934
                                            (Final Filing)
                                           THOUSAND TRAILS INC.
                                                (Name of Issuer)

                                  Common Stock, Par Value, $0.01 Per Share
                                        (Title of Class of Securities)

                                                             885502104
                                                          (CUSIP Number)

                                               Stephen M. Davis, Esq.
                                         Heller Ehrman White & McAuliffe
                                            A Professional Corporation

                  711 Fifth Avenue, New York, New York 10022, (212) 832-8300
                   (Name, Address and Telephone Number of Person Authorized
                            to Receive Notices and Communications)

                                                      April 22, 1999
                      (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box
[ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                        Page 1 of 12 Pages

                                       SCHEDULE 13D
----------------------                                    -----------------
CUSIP No. 885502104                                       Page 2 of 12 Pages
----------------------                                    ------------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                           (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                               [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
         0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
         0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                 SCHEDULE 13D

----------------------                             -----------------
CUSIP No. 885502104                               Page 3 of 12 Pages
----------------------                              -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [x]
                                                         (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                             [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
            0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
            0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
            0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
            0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                           [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                              SCHEDULE 13D

----------------------                            -----------------
CUSIP No. 885502104                                Page 4 of 12 Pages
----------------------                               -----------------
=====================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [x]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                 [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                              SCHEDULE 13D

----------------------                             -----------------
CUSIP No. 885502104                                Page 5 of 12 Pages
----------------------                             -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Gary N. Siegler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                           (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                           [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                           SCHEDULE 13D

----------------------                               -----------------
CUSIP No. 885502104                                  Page 6 of 12 Pages
----------------------                               -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Peter M. Collery
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                              (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         N/A
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                             [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                          SCHEDULE 13D

----------------------                                 -----------------
CUSIP No. 885502104                                    Page 7 of 12 Pages
---------------------                                  -----------------
==================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         Neil H. Koffler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                               (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                  [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                             [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         IN
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                           SCHEDULE 13D

----------------------                                -----------------
CUSIP No. 885502104                                   Page 8 of 12 Pages
----------------------                                -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC-BVI Partners
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                           (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                               [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-----------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                               [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         PN
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                            SCHEDULE 13D

----------------------                             -----------------
CUSIP No. 885502104                                Page 9 of 12 Pages
----------------------                             -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                             [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                           [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         CO
====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                           SCHEDULE 13D

----------------------                        -----------------
CUSIP No. 885502104                           Page 10 of 12 Pages
----------------------                        -----------------
=====================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
         SC Fundamental, LLC
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
         OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                    [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
                 0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
                 0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
                 0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                             [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
         OO
=====================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                                                  Page 11 of 12 Pages

                            AMENDMENT NO. 4
                                TO THE
                             SCHEDULE 13D


This statement constitutes Amendment No. 4 to the Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Thousand Trails Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary
N. Siegler ("Siegler"), Peter M. Collery ("Collery"), SC Fundamental, LLC ("SCFLLC"), SCFundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners and Neil H. Koffler ("Koffler") (collectively,the "Reporting Person").
Item 5.          Interest in Securities of the Issuer

                 (a) As of the close of business on April 22, 1999, the Reporting Persons, did not own any shares of the Issuer's Common Stock.


                  (c) On April 22, 1999, Fund and BVI sold in a private transaction 896,158 shares and 341,940 shares of the Issuer's Common Stock, respectively, pursuant toa a Stock Purchase Agreement, dated April 22, 1999, by and among Fund, BVI, Carl Marks Strategic Investments, L.P. and
Carl Marks Strategic Investments II, L.P.. Such shares were sold at a price of $5.25 per share.

                  (e) On April 22, 1999 the Reporting Persons, in the aggregate, ceased to be the beneficial owners of five percent or more of the Issuer's Common Stock. This Amendment No. 4 is,therefore, a final filing.

                                                      Page 12 of 12 Pages

            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  April 23, 1999

SC FUNDAMENTAL INC.                           SC Fundamental Inc.
                                              as Manager
    By:  ___________________________      By:  ________________________
         Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-in-
         in-Fact for Peter M. Collery       Fact for Peter M. Collery,
         Vice President*                    Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.
       By:     SC FUNDAMENTAL, LLC             SC-BVI Partners
            as General Partner            By:  SC Fundamental Value BVI, Inc.
                                               as Managing General Partner
    By:  ___________________________      By:  ________________________________
         Neil H. Koffler as Attorney-        Neil H. Koffler as Attorney-in-
         in-Fact for Peter M. Collery        Fact for Peter M. Collery
         Vice President*                     Vice President*

SC FUNDAMENTAL VALUE BVI, INC.
                                         SC FUNDAMENTAL VALUE BVI, Ltd.
    By:  ___________________________     By:  SC Fundamental Value BVI, Inc.
         Neil H. Koffler as Attorney-    as Managing General Partner of
         in-Fact for Peter M. Collery    Investment Manager
         Vice President*
__________________________
Neil H. Koffler as Attorney-            By:   _____________________________
in-Fact for Gary N. Siegler*                 Neil H. Koffler as Attorney
                                            -in- Fact for Peter M. Collery
___________________________                  Vice President*
Neil H. Koffler
__________________________
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                   Page 12 of 12 Pages
            After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  April 23, 1999
SC FUNDAMENTAL INC.                                   SC Fundamental Inc.
                                                      as Manager
            /s/ Neil H. Koffler                       /s/ Neil H. Koffler
    By:  ----------------------------     By:   -----------------------------
         Neil H. Koffler as Attorney-        Neil H. Koffler as Attorney-in-
         in-Fact for Peter M. Collery        Fact for Peter M. Collery,
         Vice President*                     Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.
    By:     SC FUNDAMENTAL, LLC              SC-BVI Partners
            as General Partner             By:  SC Fundamental Value BVI, Inc.
                                                as Managing General Partner
            /s/ Neil H. Koffler                  /s/ Neil H. Koffler
    By:  -----------------------------     By:   ------------------------------
         Neil H. Koffler as Attorney-         Neil H. Koffler as Attorney-in-
            in-Fact for Peter M. Collery      Fact for Peter M. Collery
         Vice President*                      Vice President*

SC FUNDAMENTAL VALUE BVI, INC.
                  /s/ Neil H. Koffler         SC FUNDAMENTAL VALUE BVI, Ltd.
    By:  ----------------------------     By:   SC Fundamental Value BVI, Inc.
         Neil H. Koffler as Attorney-           as Managing General Partner of
         in-Fact for Peter M. Collery           Investment Manager
         Vice President*
/s/ Neil H. Koffler
----------------------------                          /s/ Neil H. Koffler
Neil H. Koffler as Attorney-              By:  ------------------------------
in-Fact for Gary N. Siegler*                   Neil H. Koffler as Attorney
                                               -in-  Fact for Peter M. Collery
                                               Vice President*
/s/ Neil H. Koffler
-----------------------------                /s/ Neil H. Koffler
Neil H. Koffler                              -----------------------------
                                             Neil H. Koffler as Attorney-
                                             in-Fact for Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference. 129948